EXHIBIT 21.1

LIST OF SUBSIDIARIES OF SRA INTERNATIONAL, INC.

Subsidiary Name	State/Country of Organization

Sentech, Inc.	Maryland
SRA Global Clinical Development s.a.r.l	France